        As filed with the Securities and Exchange Commission on June 8, 2004.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
Under The Securities Act of 1933

CTS CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

INDIANA (State or Other Jurisdiction of Incorporation or Organization)	35-0225010 (I.R.S. Employer Identification Number)
905 West Boulevard North, Elkhart, Indiana (Address of Principal Executive Offices)	46514 (Zip Code)
CTS Corporation 2004 Omnibus Long-Term Incentive Plan (Full Title of the Plan)
Richard G. Cutter, Esq. Vice President, General Counsel and Secretary 905 West Boulevard North Elkhart, Indiana 46514 (574) 293-7511 (Name, Address and Telephone Number of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, without par value (4)	6,500,000	$10.60	$68,900,000	$8,729.63

(1)	Represents maximum number of shares of common stock of the Registrant, without par value per share (“Common Stock”), issuable pursuant to the CTS Corporation 2004 Omnibus Long-Term Incentive Plan (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on June 3, 2004 within five business days prior to filing.

(4)	One right (“Right”) will also be issued with respect to each share of Common Stock. The terms of the Rights are described in the Form 8-A and Amendment No. 1 to Form 8-A filed by CTS Corporation with the Securities and Exchange Commission on September 9, 1998 and April 30, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents have been filed by CTS Corporation, an Indiana corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 28, 2004;

•	Current Reports on Form 8-K filed on April 19, 2004, May 4, 2004, May 5, 2004, May 5, 2004, May 12, 2004 and May 18, 2004;

•	The description of the Registrant’s Common Stock set forth in the Form 8-K filed with the Commission on May 18, 2004, pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), including any subsequently filed amendments and reports updating such description.

         All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

       Not applicable.

Item 5. Interests of Named Experts and Counsel.

         The validity of the securities offered under the Registration Statement is being passed upon for the Registrant by Bridget K. Quinn, Esq., Counsel and Assistant Secretary, in the Registrant’s Legal Department. Ms. Quinn is an employee of the Registrant and has options that can be exercised for shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

         The following summary of the material provisions of the Registrant’s bylaws relating to indemnification of directors and officers, the Registrant’s articles of incorporation, Registrant’s indemnification agreements with officers and directors and the Indiana Business Corporation Law is not intended to be exclusive and is qualified in its entirety by such bylaws, articles of incorporation, indemnification agreements and statutes.

         The Registrant’s bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law. Chapter 37 of the Indiana Business Corporation law provides, in general, that each director and officer of a corporation may be indemnified against liabilities (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless a court determines otherwise.

         The Registrant’s articles of incorporation provide that, to the fullest extent permitted by applicable law no director or officer of the Registrant will be personally liable to the corporation or its shareholders for monetary damages for any breach of his fiduciary duty as a director or officer provided, however, that such provision does not apply to any liability of a director or officer (a) for breach of fiduciary duty if such breach constitutes willful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.

         Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified from all liabilities arising out of the activities reasonably taken in the performance of their respective duties as officers and directors of the Registrant.

         The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

Item 7. Exemption from Registration Claimed.

       Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 5.1 to the Current Report on Form 8-K, filed with the Commission on September 1, 1998).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K, filed with the Commission on September 1, 1998).

4.3	CTS Corporation 2004 Omnibus Long-Term Incentive Plan

4.4	Rights Agreement between CTS Corporation and National City Bank, N.A. (successor to EquiServe Trust Company, N.A.) dated August 28, 1998 (incorporated by reference to Exhibit 1 to the Current Report on Form 8-K filed with the Commission on September 1, 1998).

5	Opinion of Bridget K. Quinn, Esq., Counsel and Assistant Secretary for CTS Corporation

23.1	Consent of Independent Registered Public Accounting Firm -- PricewaterhouseCoopers LLP

23.2	Consent of Bridget K. Quinn, Esq., Counsel and Assistant Secretary for CTS Corporation (included in Exhibit 5)

24	Power of Attorney

Item 9. Undertakings.

    (a)      The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii)       to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii)      to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signatures on following page]

SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana on June 8, 2004.

CTS Corporation

By: /s/ Richard G. Cutter

Richard G.Cutter Vice President, Secretary and General Counsel

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 8, 2004	/s/ Donald K. Schwanz
Donald K. Schwanz President and Chief Executive Officer (Principal Executive Officer)
Date: June 8, 2004	/s/ Walter S. Catlow
Walter S. Catlow Director

Date: June 8, 2004	/s/ Lawrence J. Ciancia
Lawrence J. Ciancia Director

Date: June 8, 2004	/s/ Thomas G. Cody
Thomas G. Cody Director

Date: June 8, 2004	/s/ Gerald H. Frieling, Jr.
Gerald H. Frieling, Jr. Director

Date: June 8, 2004	/s/ Roger R. Hemminghaus
Roger R. Hemminghaus Director

Date: June 8, 2004	/s/ Michael A. Henning
Michael A. Henning Director

Date: June 8, 2004	/s/ Robert A. Profusek
Robert A. Profusek Director

Date: June 8, 2004	/s/ Patricia K. Vincent
Patricia K. Vincent Director

Date: June 8, 2004	/s/ Vinod M. Khilnani
Vinod M. Khilnani Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Date: June 8, 2004	/s/ Thomas A. Kroll
Thomas A. Kroll Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 5.1 to the Current Report on Form 8-K, filed with the Commission on September 1, 1998)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K, filed with the Commission on September 1, 1998)

4.3	CTS Corporation 2004 Omnibus Long-Term Incentive Plan

4.4	Rights Agreement between CTS Corporation and National City Bank, N.A. (successor to EquiServe Trust Company, N.A.) dated August 28, 1998 (incorporated by reference to Exhibit 1 to the Current Report on Form 8-K filed with the Commission on September 1, 1998)

5	Opinion of Bridget K. Quinn, Esq., Counsel and Assistant Secretary for CTS Corporation

23.1	Consent of Independent Registered Public Accounting Firm -- PricewaterhouseCoopers LLP

23.2	Consent of Bridget K. Quinn, Esq., Counsel and Assistant Secretary for CTS Corporation (included in Exhibit 5)

24	Power of Attorney